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                                                                      Exhibit 12

                              Cytec Industries Inc.
                Computation of Ratio of Earnings to Fixed Charges
                          (Dollar amounts in millions)

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

                                                                             Three Months              Six Months
                                                                                 Ended                   Ended
                                                                                June 30,                June 30,
                                                                              -----------              ----------
                                                                           2002         2001        2002        2001
                                                                           ----         ----        ----        ----
Earnings before income taxes and equity in
  earnings of associated companies                                        $30.0        $34.7        $39.4       $60.8
Add:
  Distributed income of associated companies                                0.6          0.7          0.6         2.4
  Amortization of capitalized interest                                       -            -           0.1         0.1
  Fixed Charges                                                             6.7          7.0         13.4        13.7
Less:
  Capitalized interest                                                     (0.2)        (0.1)       (0.3)        (0.1)
                                                                          -----        -----        -----       -----
Earnings as adjusted                                                      $37.1        $42.3        $53.2       $76.9

Fixed Charges:
  Interest on indebtedness including
    amortized premiums, discounts and
    deferred financing costs                                               $5.8         $6.0        $11.6      $11.7
  Portion of rents representative of the
    interest factor                                                         0.9          1.0          1.8        2.0
                                                                          -----        -----        -----       -----
Fixed charges                                                              $6.7         $7.0        $13.4       $13.7
                                                                          -----        -----        -----       -----
Ratio of earnings to fixed charges                                          5.5          6.0          4.0         5.6
                                                                          =====        =====        =====       =====
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